Exhibit 99.1

For further information contact:

John W. Bordelon, President and CEO

(337) 237-1960

Release Date:	April 26, 2011
For Immediate Release

HOME BANCORP ANNOUNCES 2011 FIRST QUARTER RESULTS

Lafayette, Louisiana – Home Bancorp, Inc. (Nasdaq: “HBCP”) (the “Company”), the parent company for Home Bank (www.home24bank.com), a Federally chartered savings bank headquartered in Lafayette, Louisiana (the “Bank”), announced net income of $795,000 for the first quarter of 2011, a decrease of $670,000 compared to the fourth quarter of 2010 and a decrease of $51,000 compared to the first quarter of 2010. Diluted earnings per share were $0.11 for the first quarter of 2011 and the fourth quarter of 2010, compared to $0.20 first quarter of 2010.

“Although loan demand was modest to start the year,” stated John W. Bordelon, President and Chief Executive Officer of the Company and the Bank, “we continue to enjoy excellent core deposit growth, which increased at an annualized rate of over 14% during the first quarter.”

“We finished the quarter by announcing our expansion into Orleans and Jefferson Parishes through the acquisition of Guaranty Savings Bank,” added Mr. Bordelon. “We are confident that Guaranty’s talented team of bankers and Home Bank’s commitment to enhancing the long-term success of our customers will set us apart in New Orleans just as it has in our other markets.”

Acquisition of GS Financial Corp.

As previously disclosed on March 30, 2011, the Company entered into a definitive agreement to merge with GS Financial Corp. (Nasdaq: “GSLA”), the holding company of the 74-year-old Guaranty Savings Bank. Under the terms of the agreement, GS Financial will be merged with and into Home Bancorp in a two-step transaction and Guaranty Savings Bank will be merged with and into the Bank. Shareholders of GS Financial will receive $21.00 per share in cash upon completion of the merger. The merger, which is expected to be completed in the third quarter of 2011, is subject to GS Financial Corp. shareholder approval, regulatory approval and other customary conditions. The Company anticipates that the transaction will be over 10% accretive to earnings once savings are fully phased in by 2012. The dilution to tangible book value is expected to be minimal. Upon completion of the merger, the combined company will have total assets of approximately $950 million, $625 million in loans and $750 million in deposits. The Company incurred $191,000 in pre-tax merger-related expenses during the first quarter of 2011.

Loans and Credit Quality

The Company’s total loans were $442.0 million at March 31, 2011, an increase of $2.1 million, or 1%, from December 31, 2010, and a decrease of $8.3 million, or 2%, from March 31, 2010. During the first quarter of 2011, Noncovered Loans increased $6.5 million, while Covered Loans decreased $4.5 million. Growth in the Noncovered Loan portfolio was in commercial and industrial (up $6.2 million) and commercial real estate (up $1.3 million) loans. Growth in these portfolios was partially offset by decreases in Noncovered one- to four-family first mortgage (down $933,000) and construction and land (down $918,000) loans.

The following table sets forth the composition of the Company’s loan portfolio as of the dates indicated.

(dollars in thousands)	March 31, 2011	December 31, 2010	Total Loans Increase/(Decrease)
Noncovered real estate loans:
One- to four-family first mortgage	$104,224	$105,157	$(933)	(1)%
Home equity loans and lines	24,796	24,898	(102)	—
Commercial real estate	117,264	115,946	1,318	1
Construction and land	44,259	45,177	(918)	(2)
Multi-family residential	4,634	4,493	141	3

Total noncovered real estate loans	295,177	295,671	(494)	—

Noncovered other loans:
Commercial	48,440	42,247	6,193	15
Consumer	22,386	21,546	840	4

Total noncovered other loans	70,826	63,793	7,033	11

Total noncovered loans	366,003	359,464	6,539	2
Covered loans	75,996	80,447	(4,451)	(6)

Total loans	$441,999	$439,911	$2,088	1

Credit quality statistics remained exceptional during the first quarter of 2011. Nonperforming assets, excluding Covered Assets, were $1.2 million at March 31, 2011, an increase of $34,000, or 3%, from December 31, 2010, and a decrease of $712,000, or 38%, from March 31, 2010. The ratio of nonperforming assets, excluding Covered Assets, to total assets was 0.19% at March 31, 2011 and December 31, 2010, compared to 0.32% at March 31, 2010.

The Company recorded net charge-offs of $3,000 during the first quarter of 2011, compared to net charge-offs of $151,000 in the fourth quarter of 2010 and $21,000 in the first quarter of 2010. The Company’s loan loss provision for the first quarter of 2011 was $102,000, compared to $147,000 and $350,000 for the fourth quarter of 2010 and the first quarter of 2010, respectively.

At March 31, 2011, the Company’s ratio of allowance for loan losses to total Noncovered Loans was 1.10%, compared to 1.09% and 1.08% at December 31, 2010 and March 31, 2010, respectively.

Investment Securities Portfolio

Due to more favorable market pricing, the Company sold $3.6 million of its non-agency mortgage-backed securities portfolio during the first quarter of 2011. The sale of these securities, which included the below-investment-grade securities held by the Company, resulted in a $166,000 pre-tax net loss. The remaining portfolio of non-agency mortgage-backed securities, which had an amortized cost of $16.5 million at March 31, 2011, are all rated AAA or Aaa by Standard & Poor’s or Moody’s.

The Company’s investment securities portfolio totaled $141.7 million at March 31, 2011, an increase of $14.5 million, or 11%, from December 31, 2010, and an increase of $3.5 million, or 3%, from March 31, 2010. At March 31, 2011, the Company had a net unrealized gain position on its investment securities portfolio of $1.6 million, compared to a net unrealized gain of $1.0 million and a net unrealized loss of $191,000 at December 31, 2010 and March 31, 2010, respectively.

Deposits

Core deposits (i.e., checking, savings and money market accounts) increased for the seventh consecutive quarter, posting growth of $12.0 million, or 4%, during the first three months of 2011. Total deposits were $543.6 million at March 31, 2011, a decrease of $9.6 million, or 2%, from December 31, 2010, and an increase of $3.7 million, or 1%, from March 31, 2010.

The following table sets forth the composition of the Company’s deposits at the dates indicated.

	March 31,	December 31,	Increase / (Decrease)
(dollars in thousands)	2011	2010	Amount	Percent
Demand deposit	$102,335	$100,579	$1,756	2%
Savings	31,264	29,258	2,006	7
Money market	143,088	133,245	9,843	7
NOW	66,757	68,398	(1,641)	(2)
Certificates of deposit	200,175	221,738	(21,563)	(10)

Total deposits	$543,619	$553,218	$(9,599)	(2)%

Net Interest Income

Net interest income for the first quarter of 2011 totaled $6.9 million, a decrease of $265,000, or 4%, compared to the fourth quarter of 2010, and an increase of $1.0 million, or 17%, compared to the first quarter of 2010. The Company’s net interest margin was 4.67% for the first quarter of 2011, three basis points lower than the fourth quarter of 2010 and two basis points lower than the first quarter of 2010.

The following table sets forth the Company’s average volume and rate of its interest-earning assets and interest-bearing liabilities for the periods indicated.

	For the Three Months Ended
	March 31, 2011		December 31, 2010		March 31, 2010
(dollars in thousands)	Average Balance	Average Yield/Rate	Average Balance	Average Yield/Rate	Average Balance	Average Yield/Rate
Earning-assets:
Loans receivable	$439,490	6.59%	$448,172	6.61%	$360,963	6.61%
Investment securities	130,607	2.94	124,561	3.39	123,183	4.30
Other interest-earning assets	24,423	0.61	32,045	0.47	20,049	0.55

Total earning-assets	$594,520	5.55	$604,778	5.62	$504,195	5.81

Interest-bearing liabilities:
Deposits:
Savings, checking, and money market	$233,440	0.53	$220,556	0.56	$153,003	0.72
Certificates of deposit	209,734	1.69	228,848	1.70	181,861	2.15

Total interest-bearing deposits	443,174	1.08	449,404	1.14	334,864	1.50
FHLB advances	15,280	2.64	14,027	3.17	17,897	3.53

Total interest-bearing liabilities	$458,454	1.13	$463,431	1.20	$352,761	1.60

Net interest spread		4.42%		4.42%		4.21%
Net interest margin		4.67%		4.70%		4.69%

Noninterest Income

Noninterest income for the first quarter of 2011 totaled $1.2 million, a decrease of $232,000, or 16%, compared to the fourth quarter of 2010 and an increase of $246,000, or 25%, compared to the first quarter of 2010.

The decrease in noninterest income in the first quarter of 2011 compared to the fourth quarter of 2010 resulted primarily from lower gains on the sale of mortgage loans and a net loss on the sale of a sizeable portion of the Company’s non-agency mortgage-backed securities portfolio. The sale of securities, which included the Company’s holdings of below-investment-grade securities, resulted in a $166,000 pre-tax net loss.

The increase in noninterest income in the first quarter of 2011 compared to the first quarter of 2010 resulted primarily from higher levels of bank card fees and the discount accretion of the FDIC loss sharing receivable associated with the acquisition of Statewide Bank late in the first quarter of 2010. The increase in bank card fees was primarily the result of the addition of accounts through the Statewide acquisition.

Subsequent to the end of the first quarter of 2011, the Company entered into a settlement agreement with respect to litigation brought by the Company against a counterparty for losses reported by the Company in 2008 relating to the Company’s former business line of providing cash to third-party ATM providers. Under the terms of the settlement agreement, the Company received $525,000 in April 2011 and has foregone its right to pursue future claims related to any unrecovered loss. The $525,000 will be reported as noninterest income in the second quarter of 2011. The Company ceased providing cash to third-party ATM providers in 2009.

Noninterest Expense

Noninterest expense for the first quarter of 2011 totaled $6.7 million, an increase of $459,000, or 7%, compared to the fourth quarter of 2010 and an increase of $1.5 million, or 28%, compared the first quarter of 2010.

The increase in noninterest expense in the first quarter of 2011 compared to the fourth quarter of 2010 resulted primarily from an increase in franchise and shares taxes, compensation and benefits expense and $191,000 of merger-related expenses. These increases were partially offset by a $101,000 decrease in repossessed asset expenses (reported in other noninterest expenses).

The increase in noninterest expense in the first quarter of 2011 compared to the first quarter of 2010 was primarily due to higher compensation and benefits, occupancy and data processing and communications expenses related to the Statewide Bank acquisition and the addition of our Baton Rouge headquarters location in mid-March 2010. Additionally, regulatory fees increased during the quarter ended March 31, 2011 compared to the same quarter a year ago as a result of an increase in base insurance premium assessments on deposits by the FDIC.

This news release contains certain forward-looking statements. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include the words “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.”

Forward-looking statements, by their nature, are subject to risks and uncertainties. A number of factors - many of which are beyond our control - could cause actual conditions, events or results to differ significantly from those described in the forward-looking statements. Home Bancorp’s Annual Report on Form 10-K for the year ended December 31, 2010, describes some of these factors, including risk elements in the loan portfolio, the level of the allowance for losses on loans, risks of our growth strategy, geographic concentration of our business, dependence on our management team, risks of market rates of interest and of regulation on our business and risks of competition. Forward-looking statements speak only as of the date they are made. We do not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made or to reflect the occurrence of unanticipated events.

HOME BANCORP, INC. AND SUBSIDIARY

CONDENSED STATEMENTS OF FINANCIAL CONDITION

	March 31, 2011	March 31, 2010	% Change	December 31, 2010
Assets
Cash and cash equivalents	$22,466,923	$17,841,146	26%	$36,970,638
Interest-bearing deposits in banks	8,857,000	5,652,000	57	7,867,000
Investment securities available for sale, at fair value	133,933,288	123,608,320	8	111,962,331
Investment securities held to maturity	7,764,023	14,628,588	(47)	15,220,474
Mortgage loans held for sale	560,991	2,411,700	(77)	2,436,986
Loans covered by loss sharing agreements	75,996,118	108,056,686	(30)	80,446,859
Noncovered loans, net of unearned income	366,003,288	342,247,448	7	359,464,400

Total loans	441,999,406	450,304,134	(2)	439,911,259
Allowance for loan losses	(4,019,285)	(3,680,819)	9	(3,919,745)

Total loans, net of allowance for loan losses	437,980,121	446,623,315	(2)	435,991,514

FDIC loss sharing receivable	31,030,272	34,422,039	(10)	32,012,783
Office properties and equipment, net	23,216,809	17,386,998	34	23,371,915
Cash surrender value of bank-owned life insurance	16,338,064	15,710,189	4	16,192,645
Accrued interest receivable and other assets	18,327,587	18,455,796	(1)	18,396,806

Total Assets	$700,475,078	$696,740,091	1	$700,423,092

Liabilities
Deposits	$543,619,256	$539,934,197	1%	$553,217,853
Federal Home Loan Bank advances	21,000,000	19,259,424	9	13,000,000
Accrued interest payable and other liabilities	3,281,323	4,681,109	(30)	2,675,297

Total Liabilities	567,900,579	563,874,730	1	568,893,150

Shareholders’ Equity
Common stock	89,270	$89,270	—%	$89,270
Additional paid-in capital	89,183,147	88,424,553	1	88,818,862
Treasury stock	(11,028,575)	(2,980,831)	(270)	(10,425,725)
Common stock acquired by benefit plans	(9,676,562)	(10,824,200)	11	(9,770,556)
Retained earnings	62,920,252	58,282,859	8	62,125,568
Accumulated other comprehensive income (loss)	1,086,967	(126,290)	961	692,523

Total Shareholders’ Equity	132,574,499	132,865,361	—	131,529,942

Total Liabilities and Shareholders’ Equity	$700,475,078	$696,740,091	1	$700,423,092

HOME BANCORP, INC. AND SUBSIDIARY

CONDENSED STATEMENTS OF INCOME

	For The Three Months Ended		% Change	For The Three	% Change
	March 31,			Months Ended
	2011	2010		December 31, 2010
Interest Income
Loans, including fees	$7,160,653	$5,907,230	21%	$7,456,346	(4)%
Investment securities	960,821	1,323,218	(27)	1,056,751	(9)
Other investments and deposits	36,721	27,323	34	37,895	(3)

Total interest income	8,158,195	7,257,771	12	8,550,992	(5)

Interest Expense
Deposits	1,177,048	1,236,197	(5)%	1,294,223	(9)%
Federal Home Loan Bank advances	100,640	157,659	(36)	111,440	(10)

Total interest expense	1,277,688	1,393,856	(8)	1,405,663	(9)

Net interest income	6,880,507	5,863,915	17	7,145,329	(4)
Provision for loan losses	102,276	350,032	(71)	147,297	(31)

Net interest income after provision for loan losses	6,778,231	5,513,883	23	6,998,032	(3)

Noninterest Income
Service fees and charges	474,824	467,389	2%	477,547	(1)%
Bank card fees	398,094	283,057	41	405,685	(2)
Gain on sale of loans, net	104,393	78,393	33	337,435	(69)
Income from bank-owned life insurance	145,419	149,246	(3)	158,496	(8)
Other-than-temporary impairment of securities	—	—	—	(218,266)	100
Gain (loss) on the sale of securities, net	(166,082)	—	—	10,374	(1,701)
Discount accretion of FDIC loss sharing receivable	238,669	—	—	236,895	1
Other income	48,036	19,535	146	66,968	(28)

Total noninterest income	1,243,353	997,620	25	1,475,134	(16)

Noninterest Expense
Compensation and benefits	3,998,408	3,012,137	33%	3,797,201	5%
Occupancy	565,261	387,983	46	565,753	—
Marketing and advertising	161,050	201,737	(20)	238,500	(32)
Data processing and communication	541,507	379,382	43	493,814	10
Professional fees	419,732	468,062	(10)	188,737	122
Franchise and shares tax	180,500	201,071	(10)	(40,515)	546
Regulatory fees	229,739	110,904	107	228,244	1
Other expenses	632,378	485,207	30	798,210	(21)

Total noninterest expense	6,728,575	5,246,483	28	6,269,944	7

Income before income tax expense	1,293,009	1,265,020	2	2,203,222	(41)
Income tax expense	498,325	419,605	19	738,301	(33)

Net income	$794,684	$845,415	(6)%	$1,464,921	(46)%

Earnings per share:
Basic	$0.11	$0.11	—%	$0.20	(45)%

Diluted	$0.11	$0.11	—	$0.20	(45)

HOME BANCORP, INC. AND SUBSIDIARY

SUMMARY FINANCIAL INFORMATION

	For The Three Months Ended			For The Three
	March 31,		%	Months Ended	%
	2011	2010	Change	December 31, 2010	Change
AVERAGE BALANCE SHEET DATA
Total assets	$692,755	$559,413	24%	$698,683	(1)%
Total interest-earning assets	594,520	504,195	18	604,779	(2)
Loans	439,490	360,963	22	448,172	(2)
Interest-bearing deposits	443,174	334,864	32	449,404	(1)
Interest-bearing liabilities	458,454	352,761	30	463,431	(1)
Total deposits	543,323	407,380	33	551,010	(1)
Total shareholders’ equity	131,994	129,618	2	131,802	—

SELECTED RATIOS (1)
Return on average assets	0.46%	0.60%	(23)%	0.84%	(45)%
Return on average equity	2.41	2.61	(8)	4.45	(46)
Efficiency ratio (2)	82.82	76.46	8	72.18	15
Average equity to average assets	19.05	23.17	(18)	18.86	1
Tier 1 leverage capital ratio (3)	15.59	14.94	4	15.46	1
Total risk-based capital ratio (3)	24.86	21.32	17	23.65	5
Net interest margin	4.67	4.69	—	4.70	(1)

PER SHARE DATA
Basic earnings per share	$0.11	$0.11	—%	$0.20	(45)%
Diluted earnings per share	0.11	0.11	—	0.20	(45)
Book value at period end	16.39	15.30	7	16.18	1

PER SHARE DATA
Shares outstanding at period end	8,087,159	8,682,700	(7)%	8,131,002	(1)%
Weighted average shares outstanding
Basic	7,177,377	7,707,576	(7)%	7,274,882	(1)%
Diluted	7,277,013	7,789,451	(7)	7,347,275	(1)

(1)	With the exception of end-of-period ratios, all ratios are based on average monthly balances during the respective periods and are annualized where appropriate.
(2)	The efficiency ratio represents noninterest expense as a percentage of total revenues. Total revenues is the sum of net interest income and noninterest income.
(3)	Capital ratios are end of period ratios for the Bank only.

HOME BANCORP, INC. AND SUBSIDIARY

SUMMARY CREDIT QUALITY INFORMATION

	March 31, 2011			March 31, 2010			December 31, 2010
	Covered	Noncovered	Total	Covered	Noncovered	Total	Covered	Noncovered	Total
(dollars in thousands)
CREDIT QUALITY (1)
Nonaccrual loans	$15,479	$1,090	$16,569	$16,780	$1,473	$18,253	$15,988	$1,056	$17,044
Accruing loans past due 90 days and over	—	—	—	—	—	—	—	—	—

Total nonperforming loans	15,479	1,090	16,569	16,780	1,473	18,253	15,988	1,056	17,044
Other real estate owned	5,281	92	5,373	2,536	421	2,957	5,661	92	5,753

Total nonperforming assets	20,760	1,182	21,942	19,316	1,894	21,210	21,649	1,148	22,797
Performing troubled debt restructurings	—	1,067	1,067	—	762	762	—	721	721

Total nonperforming assets and troubled debt restructurings	$20,760	$2,249	$23,009	$19,316	$2,656	$21,972	$21,649	$1,869	$23,518

Nonperforming assets to total assets (2)		0.19%			0.32%			0.19%
Nonperforming loans to total assets (2)		0.18			0.25			0.17
Nonperforming loans to total loans (2)		0.30			0.43			0.29
Allowance for loan losses to nonperforming assets		340.12			194.30			341.51
Allowance for loan losses to nonperforming loans		368.80			249.90			371.23
Allowance for loan losses to total loans		1.10			1.08			1.09

Year-to-date loan charge-offs	$—	$9	$9	$—	$28	$28	$—	$369	$369
Year-to-date loan recoveries	—	6	6	—	7	7	—	72	72

Year-to-date net loan charge-offs	$—	$3	$3	$—	$21	$21	$—	$297	$297

Annualized YTD net loan charge-offs to total loans	—%	—%	—%	—%	0.02%	0.02%	—%	0.08%	0.07%

(1)

Nonperforming loans consist of nonaccruing loans and loans 90 days or more past due. Nonperforming assets consist of nonperforming loans and repossessed assets. It is our policy to cease accruing interest on loans 90 days or more past due. Repossessed assets consist of assets acquired through foreclosure or acceptance of title in-lieu of foreclosure.

(2)	Asset quality information excludes assets covered under FDIC loss sharing agreements.